Exhibit 99

PRESS RELEASE

OM GROUP ANNOUNCES CFO TRANSITION
THOMAS R. MIKLICH TO DEPART OMG IN APRIL 2004
EXECUTIVE SEARCH FIRM RETAINED

CLEVELAND, Ohio – October 30, 2003 - OM Group, Inc. (NYSE: OMG) today announced that Thomas R. Miklich, the Company’s chief financial officer, will depart the Company effective April 1, 2004. Spencer Stuart, a national executive search firm, has been retained to help OMG find a successor for him. Miklich, 56, has held this position with OMG since 2002, previously serving on its board for 10 years.

“I would like to thank Tom Miklich for his years of service on the board, as well as his valuable insight and steady hand that helped guide OMG through a difficult restructuring,” said James P. Mooney, chairman and chief executive officer. “His willingness to remain with the Company and oversee our financial reporting requirements will ensure a smooth executive transition by allowing more than enough time to complete a thorough search.”

“I am proud of the results and the speed of our restructuring initiatives which have re-shaped OMG to the new market realities,” said Miklich. “We look forward to continuing to improve the Company’s focus on cash flow, return on capital and other key performance metrics in the months ahead and we are confident the transition to a new CFO will be seamless.”

ABOUT OM GROUP, INC.

OM Group, Inc. is a leading vertically integrated international producer and marketer of value-added, metal-based specialty chemicals and related materials. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia, Africa and Australia. For more information on OM Group, visit the Company’s Web site at www.omgi.com.

For more information contact: Greg Griffith, Director of Investor Relations, 216-263-7455.